Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Marni Kottle
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(650) 374-2803

BioMarin Reports Third Quarter 2026 Financial and Operating Results
Third Quarter 2026 Total Revenues Increased 32% Y/Y to $1.025 billion; Growth Driven by 44% Increase in Metabolic Conditions Y/Y, and 12% Increase in Skeletal Conditions Y/Y
Updates Full-year 2026 Guidance to Reflect Order Timing Uncertainty and Impact of Two Acquired In-process Research and Development (IPR&D) Charges
Recently Announced the Addition of a New Investigational Fabry Asset to Clinical Portfolio
PDUFA Action Date of May 30, 2027 for VOXZOGO® for the Treatment of Hypochondroplasia (HCH)
Conference Call and Webcast Scheduled Today at 4:30 p.m. ET

SAN RAFAEL, Calif., November 2, 2026 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the third quarter ended September 30, 2026.
“BioMarin delivered a strong quarter, with revenue growth of 32%, driven by a more diversified portfolio following the acquisition of Amicus Therapeutics earlier this year and increased demand for our medicines from patients around the world. For the first time, quarterly revenue exceeded $1 billion, a milestone for BioMarin,” said Alexander Hardy, President and Chief Executive Officer of BioMarin. “We are building on this achievement by continuing to expand our pipeline through focused business development. We are excited to add our newest asset, an investigational treatment for Fabry disease, which has the potential to become the first subcutaneous enzyme therapy for this condition. With this fourth new asset added to our pipeline in 2026, we are following through on our commitment to build sustainable growth for the future.” Mr. Hardy added, “As we approach 2027, we are well positioned for our next chapter of growth, including the potential launch of VOXZOGO in hypochondroplasia and the continued execution of our financial and innovation strategy.”

2026 Business and Pipeline Highlights
Innovation
•BioMarin is accelerating innovation by expanding its pipeline through business development. Four transactions in 2026 have added development programs from preclinical through Phase 3:

◦BMN 450 (HM15421/GC1134A) is an investigational long-acting enzyme replacement therapy (ERT) that has the potential to be the first subcutaneous ERT for Fabry disease. Now in a global Phase 1/2 clinical study, it could extend BioMarin’s reach beyond patients with genetic variants amenable to GALAFOLD®.

◦BMN 440 (ALE1) for hypophosphatasia (HPP) is a potential first-in-class oral therapy for HPP. The Phase 1/2a study in healthy volunteers and adults with HPP is ongoing, with data expected in 2027.

◦BMN 430 for ReNU syndrome has the potential to be a first-in-disease antisense oligonucleotide (ASO) medicine for ReNU syndrome, a serious, rare neurodevelopmental condition with no approved targeted therapies. Preclinical studies are underway to identify a lead ASO candidate.

◦BMN 820 (DMX-200) for focal segmental glomerulosclerosis (FSGS) is a first-in-class oral CCR2 inhibitor for which BioMarin holds exclusive U.S. commercialization rights. The Phase 3 ACTION 3 trial is fully enrolled, with pivotal data expected in 2028.

•Today, BioMarin announced that the U.S. Food and Drug Administration (FDA) has set a PDUFA target action date of May 30, 2027 for its supplemental NDA to expand the use of VOXZOGO for the treatment of HCH, the first potential targeted therapy for the condition. BioMarin also announced today that the European Medicines Agency (EMA) validated its submission for the approval of VOXZOGO to treat HCH.

•BioMarin’s application for full approval of VOXZOGO in children with achondroplasia is under review by the FDA, with a PDUFA target action date of February 28, 2027. The application includes long-term safety and efficacy data, such as final adult height and clinical outcomes beyond linear growth.

•The Phase 2/3 study for BMN 333, BioMarin's long-acting C-type natriuretic peptide (CNP) for achondroplasia, continues to enroll on track. Dose-response data from this study is expected in 2027.

•In October, five-year results from the PROPEL open-label extension study with POMBILITI® + OPFOLDA® were presented in a late-breaking presentation at the World Muscle Society Annual Congress. In adults with late-onset Pompe disease, POMBILITI + OPFOLDA demonstrated durable motor function outcomes and relative stabilization of pulmonary function. This included people who had received enzyme replacement therapy for a mean of 7.6 years before enrolling. No new safety signals were identified.
•For BMN 351, BioMarin’s Phase 1/2 candidate for Duchenne muscular dystrophy, the company expects to provide a program update by year-end.
Growth
•In the first full quarter as part of BioMarin, GALAFOLD and POMBILITI + OPFOLDA delivered strong quarterly revenue, contributing $152 million and $49 million, respectively. The number of patients treated with GALAFOLD and POMBILITI + OPFOLDA increased by approximately 13% and 69% Y/Y, respectively. POMBILITI + OPFOLDA uptake benefited from supply constraints for other Pompe therapies.
•Metabolic Conditions revenue grew 44% Y/Y in the third quarter of 2026 and 26% Y/Y year-to-date. Growth was driven by the additions of GALAFOLD and POMBILITI + OPFOLDA and by higher VIMIZIM® revenue. The number of patients on therapy increased across all BioMarin-marketed Metabolic Conditions therapies, Y/Y.
•VOXZOGO revenue grew 12% Y/Y in the third quarter of 2026, and the number of children treated with VOXZOGO globally increased 17% Y/Y. As of the end of the quarter, children with achondroplasia in 58 countries around the world were being treated with VOXZOGO. More than 75% of VOXZOGO revenue was generated outside of the U.S., and a large international order previously expected in the third quarter is now anticipated in the fourth quarter. In the U.S., the majority of new patient starts were in children under the age of two.

Value Commitment
•BioMarin continued to integrate Amicus in the third quarter, realizing accelerated cost synergies to enable investments in initiatives to drive future growth of GALAFOLD and POMBILITI + OPFOLDA. BioMarin continues to expect approximately $280 million of GAAP cost synergies (approximately $220 million on a Non-GAAP basis) to be fully realized in 2028.
•On August 30, 2026, the company announced the global settlement of all outstanding claims with Ascendis Pharma A/S related to its product Yuviwel. As part of the agreement, Ascendis will pay BioMarin a royalty equal to 20% of net sales of Yuviwel in the U.S., retroactive to the first commercial sale, and 18% of net sales in the European Union, Brazil and South Korea until May 2030.

Third Quarter 2026 Financial Highlights
•Total Revenues for the third quarter of 2026 were $1,025 million, an increase of 32% compared to the same period in 2025, primarily driven by revenues from GALAFOLD and POMBILITI + OPFOLDA, which were acquired on April 27, 2026, as well as 18% revenue growth in VIMIZIM due to timing of large international orders. In the quarter, VOXZOGO revenue also increased by 12% due to new patients initiating therapy. These increases were partially offset by a decrease in NAGLAZYME® revenue due to timing of large international orders.

•GAAP Net Loss increased to $123 million compared to $31 million for the same period in 2025. The increase was primarily driven by the acquisition of Amicus Therapeutics (Amicus), including intangible asset amortization, interest expense from debt issued to finance a portion of the transaction, amortization of inventory fair value step-up, and integration and restructuring costs. The increase was also attributed to acquired in-process research and development (IPR&D) charges recorded in the quarter in connection with the acquisition of Alesta Therapeutics (Alesta). These increases were partially offset by revenue growth as described above.

•Non-GAAP Income for the third quarter of 2026 increased to $45 million compared to $22 million for the same period in 2025. The increase was primarily driven by revenue growth, partially offset by higher acquired IPR&D charges and higher interest expense, as described above. The increases were also partially offset by higher sales and marketing spend related to GALAFOLD and POMBILITI + OPFOLDA.

Financial Highlights (in millions of U.S. dollars, except percentages and per share data, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change

Total Revenues	$1,025	$776	32%	$2,781	$2,347	18%

Net Product Revenues by Product:
VOXZOGO	$245	$218	12%	$717	$654	10%

Metabolic Conditions:
VIMIZIM	$216	$183	18%	$620	$587	6%
NAGLAZYME	108	122	(11)%	373	365	2%
PALYNZIQ®	111	109	2%	336	308	9%
GALAFOLD	152	—	NM	258	—	NM
BRINEURA®	53	48	10%	151	137	10%
ALDURAZYME®	57	54	6%	137	159	(14)%
POMBILITI + OPFOLDA	49	—	NM	79	—	NM
Total Metabolic Conditions Revenue	$744	$516	44%	$1,954	$1,556	26%

KUVAN®	$23	$24	(4)%	$71	$76	(7)%
ROCTAVIAN®(1)	$1	$3	(67)%	$15	$23	(35)%

GAAP Net Income (Loss)	$(123)	$(31)	297%	$27	$395	(93)%
Non-GAAP Income (2)	$45	$22	105%	$430	$525	(18)%
GAAP Operating Margin % (3)	(8.0)%	(6.0)%		5.7%	19.4%
Non-GAAP Operating Margin % (2)	13.4%	2.8%		24.6%	26.3%
GAAP Diluted EPS	$(0.63)	$(0.16)	294%	$0.14	$2.04	(93)%
Non-GAAP Diluted EPS (2)	$0.23	$0.12	92%	$2.18	$2.69	(19)%
NM     Percentage change is not meaningful for products acquired from Amicus on April 27, 2026.
(1)     In 2026, the company announced that it will no longer market ROCTAVIAN.
(2)     Refer to Non-GAAP Information beginning on page 10 of this press release for definitions of Non-GAAP Income, Non-GAAP Operating Margin percentage and Non-GAAP Diluted EPS along with the related reconciliations to the comparable information reported under U.S. GAAP.
(3)     GAAP Operating Margin percentage is defined by the company as GAAP Income (Loss) from Operations divided by Total Revenues.

Forward-Looking Non-GAAP Financial Information
BioMarin does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the company is unable to predict with reasonable certainty the financial impact of changes resulting from its strategic portfolio and business operating model reviews; potential future asset impairments; gains and losses on investments; and other unusual gains and losses without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. As such, any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

Updated 2026 Full-Year Financial Guidance (in millions, except EPS amounts)

•Revenue: Total Revenues, Metabolic Conditions, and VOXZOGO guidance updated to reflect uncertainty in the timing of multiple orders from a single international customer.
•Non-GAAP Diluted EPS: BioMarin expects the Alesta acquisition and BMN 450 license agreement to result in total pre-tax charges of approximately $320 million and $83 million, respectively, for the full year 2026, consisting of the acquired IPR&D charges and ongoing operating expenses, representing an unfavorable impact of approximately $1.55 and $0.32, respectively, to both GAAP Diluted EPS and Non-GAAP Diluted EPS for the full year 2026.

Item	Provided on August 6, 2026			Updated November 2, 2026			Midpoint Growth (Y/Y)
Total Revenues	$3,875	to	$3,925	$3,800	to	$3,900	20%
Metabolic Conditions	$2,725	to	$2,775	$2,675	to	$2,750	29%
VOXZOGO	$1,000	to	$1,050	$975	to	$1,025	8%
Other Revenues(1)	$100	to	$125	$125	to	$150
Non-GAAP Diluted EPS (2)(3)	$4.90	to	$5.10	$2.80	to	$3.10	(6)%
(1)    Other Revenues includes KUVAN, ROCTAVIAN, and royalties.
(2) Refer to Non-GAAP Information beginning on page 10 of this press release for definition of Non-GAAP Diluted EPS.
(3)    Non-GAAP Diluted EPS guidance assumes approximately 200 million Weighted-Average Diluted Shares Outstanding.

BioMarin will host a conference call and webcast to discuss third quarter 2026 financial results today, Monday, November 2, 2026, at 4:30 p.m. ET. This event can be accessed through this link or on the investor section of the BioMarin website at www.biomarin.com.

U.S./Canada Dial-in Number:+1 833-461-5787	Replay Dial-in Number: +1 833-309-1852
International Dial-in Number: +1 626-884-3620	Replay International Dial-in Number: +44 800 007 4044
Conference ID: 324 588 583	Conference ID: 324 588 583
About BioMarin
BioMarin is a leading, global rare disease biotechnology company focused on delivering medicines for people living with genetically defined conditions. Founded in 1997, the San Rafael, California-based company has a proven track record of innovation, with nine commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, BioMarin seeks to unleash the full potential of genetic science by pursuing category-defining medicines that have a profound impact on patients. To learn more, please visit www.biomarin.com.

Forward-Looking Statements
This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: future financial performance, including the expectations of Revenues and Non-GAAP Diluted EPS for, in certain instances, the full-year 2026 and fourth quarter of 2026, and future periods, and the underlying drivers of those results, such as the expected demand and continued growth of BioMarin’s Metabolic Conditions portfolio, including PALYNZIQ, GALAFOLD and POMBILITI + OPFOLDA, and VOXZOGO, and the expected impact of the acquisition of Alesta Therapeutics B.V. (Alesta) and the BMN 450 license agreement; the anticipated benefits of the acquisition of Amicus Therapeutics, Inc., including the expected amount and timing of cost synergies as well as expected revenue from the addition of GALAFOLD and POMBILITI + OPFOLDA; the anticipated benefits of the acquisition of Alesta; the anticipated benefits of the BMN 450 license agreement; the anticipated benefits of the global settlement with Ascendis Pharma A/S, including BioMarin’s expected receipt of royalty payments on net sales of Yuviwel in the United States, the European Union, Brazil and South Korea; BioMarin’s plans for investment in innovation and future growth; the timing of orders for commercial products; plans and expectations regarding the development, commercialization and commercial prospects of BioMarin’s product candidates and commercial products, including the prospects and timing of actions relating to clinical studies and trials and product approvals, such as study initiations, study advancements, data readouts, submissions, filings, approvals, and label expansions; the expected benefits and availability of BioMarin’s commercial products and product candidates, including with respect to the potential new indication for VOXZOGO in hypochondroplasia; and potential growth opportunities and trends, including the assumptions and expectations regarding total addressable patient population (TAPP) with respect to the conditions targeted by BioMarin’s product candidates and commercial products.

These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products; BioMarin’s ability to successfully integrate and realize the anticipated benefits of any acquisitions and license agreements; BioMarin’s ability to accurately estimate future financial performance; impacts of macroeconomic and other external factors on BioMarin’s operations, regulatory uncertainty, the impact of new or increased tariffs, other trade protection measures, and escalating trade tensions; geopolitical instability, wars and military conflicts; results and timing of current and planned preclinical studies and clinical trials and the release of data from those trials; BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Medicines Agency, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; BioMarin’s ability to meet product demand; actual sales of BioMarin’s commercial products; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as such factors may be updated by any subsequent reports. Investors are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, VOXZOGO®, VIMIZIM®, NAGLAZYME®, PALYNZIQ®, BRINEURA®, KUVAN®, ROCTAVIAN®, GALAFOLD®, and POMBILITI® + OPFOLDA® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. ALDURAZYME® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this release are the property of their respective owners.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three and Nine Months Ended September 30, 2026 and 2025
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

REVENUES:
Net product revenues	$1,013,080	$760,812	$2,757,551	$2,308,438
Royalty and other revenues	11,566	15,321	23,011	38,250
Total revenues	1,024,646	776,133	2,780,562	2,346,688
OPERATING EXPENSES:
Cost of sales	205,416	140,085	603,210	441,733
Research and development	180,525	188,515	566,273	508,554
Acquired in-process research and development (IPR&D)	287,685	220,963	287,685	220,963
Selling, general and administrative	333,643	268,415	987,482	706,810
Intangible asset amortization	99,458	4,847	177,433	14,540
Total operating expenses	1,106,727	822,825	2,622,083	1,892,600
INCOME (LOSS) FROM OPERATIONS	(82,081)	(46,692)	158,479	454,088

Interest income	4,630	17,854	37,670	55,694
Interest expense	(55,628)	(2,579)	(133,881)	(8,121)
Other income, net	1,310	5,093	8,550	7,972
INCOME (LOSS) BEFORE INCOME TAXES	(131,769)	(26,324)	70,818	509,633
Provision for (benefit from) income taxes	(8,938)	4,420	43,360	114,159
NET INCOME (LOSS)	$(122,831)	$(30,744)	$27,458	$395,474
EARNINGS (LOSS) PER SHARE, BASIC	$(0.63)	$(0.16)	$0.14	$2.06
EARNINGS (LOSS) PER SHARE, DILUTED	$(0.63)	$(0.16)	$0.14	$2.04
Weighted average common shares outstanding, basic	193,590	192,032	193,171	191,639
Weighted average common shares outstanding, diluted	193,590	192,032	195,214	196,893

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2026 and December 31, 2025
(In thousands of U.S. dollars, except per share amounts)

	September 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$736,007	$1,311,679
Short-term investments	—	248,930
Accounts receivable, net	1,076,355	908,214
Inventory	1,796,069	1,298,883
Other current assets	312,205	185,784
Total current assets	3,920,636	3,953,490
Noncurrent assets:
Long-term investments	—	492,242
Property, plant and equipment, net	980,081	952,508
Intangible assets, net	4,777,247	213,837
Goodwill	666,367	196,199
Deferred tax assets	897,787	1,508,697
Other assets	327,113	277,049
Total assets	$11,569,231	$7,594,022
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$946,107	$759,031
Current portion of long-term debt, net	658,717	—
Total current liabilities	1,604,824	759,031
Noncurrent liabilities:
Long-term debt, net	3,514,974	597,176
Other long-term liabilities	193,401	150,816
Total liabilities	5,313,199	1,507,023
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 193,676,831 and 192,300,101 shares issued and outstanding, respectively	194	192
Additional paid-in capital	6,089,036	5,956,582
Company common stock held by the Nonqualified Deferred Compensation Plan	(10,851)	(10,508)
Accumulated other comprehensive loss	(4,011)	(13,473)
Retained earnings	181,664	154,206
Total stockholders’ equity	6,256,032	6,086,999
Total liabilities and stockholders’ equity	$11,569,231	$7,594,022

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 2026 and 2025
(In thousands of U.S. dollars)
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27,458	$395,474
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	244,514	59,119
Non-cash interest expense	30,548	1,969
Stock-based compensation	172,684	134,496
Impairment of assets	15,203	2,967
Acquired IPR&D expense	282,258	220,963
Deferred income taxes	(27,490)	48,125
Unrealized foreign exchange losses (gains)	(8,380)	244
Other	(7,091)	(5,399)
Changes in operating assets and liabilities, net of effects of business acquired:
Accounts receivable, net	(60,435)	(107,378)
Inventory	(1,621)	(98,796)
Other current assets	(54,369)	(32,125)
Other assets	12,859	(32,679)
Accounts payable and accrued liabilities	(52,675)	119,478
Other long-term liabilities	3,511	21,892
Net cash provided by operating activities	576,974	728,350
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(78,032)	(62,316)
Maturities and sales of investments	767,277	294,547
Purchases of investments	(25,792)	(313,262)
Business combination, net of cash acquired	(5,067,630)	—
Purchases of IPR&D, net of cash acquired	(277,881)	(285,193)
Other investing activities, net	(1,191)	(5,569)
Net cash used in investing activities	(4,683,249)	(371,793)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of awards under equity incentive plans	6,655	7,714
Taxes paid related to net share settlement of equity awards	(43,330)	(53,265)
Proceeds from borrowings	3,650,000	—
Payments of debt issuance costs	(65,605)	—
Repayments of borrowings	(15,000)	—
Net cash provided by (used in) financing activities	3,532,720	(45,551)
Effect of exchange rate changes on cash	(2,117)	(3,740)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(575,672)	307,266
Cash and cash equivalents:
Beginning of period	$1,311,679	$942,842
End of period	$736,007	$1,250,108

Non-GAAP Information
The results presented in this press release include both GAAP information and Non-GAAP information. Non-GAAP Income is defined by the company as GAAP Net Income (Loss) excluding amortization, stock-based compensation expense and, in certain periods, certain other specified items, as detailed below when applicable. The company also includes a Non-GAAP adjustment for the estimated tax impact of the reconciling items. Non-GAAP Cost of Sales (COS), Non-GAAP R&D expenses and Non-GAAP Selling, General and Administrative (SG&A) expenses are defined by the company as GAAP COS, GAAP R&D expenses and GAAP SG&A expenses, respectively, excluding stock-based compensation expense and, in certain periods, certain other specified items, as detailed below when applicable. Non-GAAP Operating Margin percentage is defined by the company as GAAP Income (Loss) from Operations, excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items, divided by GAAP Total Revenues. Non-GAAP Diluted EPS is defined by the company as Non-GAAP Income divided by Non-GAAP Weighted-Average Diluted Shares Outstanding. Non-GAAP Weighted-Average Diluted Shares Outstanding is defined by the company as GAAP Weighted-Average Diluted Shares Outstanding, adjusted to include any common shares issuable under the company’s equity plans or convertible debt in periods when they are dilutive under Non-GAAP. Non-GAAP synergies is defined by the company as Amicus’ legacy labor and external spend cost reductions, excluding the impact of stock-based compensation.
BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure. Because these Non-GAAP metrics are important internal measurements for BioMarin, the company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the company’s results from period to period and to its forward-looking guidance, and to identify operating trends in the company’s principal business.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the company may exclude for purposes of its Non-GAAP financial measures; likewise, the company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Because of the non-standardized definitions, the Non-GAAP financial measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The following tables present the reconciliation of GAAP reported to Non-GAAP adjusted financial information:

Reconciliation of GAAP Reported Information to Non-GAAP Information (1)
(In millions, except percentages and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

GAAP Reported Net Income (Loss)	$(123)	$(31)	$27	$395
Adjustments
Stock-based compensation expense - COS	4	4	13	11
Stock-based compensation expense - R&D	14	15	41	41
Stock-based compensation expense - SG&A(2)	36	30	119	83
Amortization of intangible assets	99	5	177	15
Amortization of acquired inventory step-up - COS(3)	18	—	29	—
Acquisition and restructuring-related costs - SG&A(4)	47	15	143	15
Loss on investments (5)	—	—	—	3
Income tax effect of adjustments	(50)	(16)	(120)	(38)
Non-GAAP Income	$45	$22	$430	$525

	Three Months Ended September 30,
	2026			2025
	COS	R&D	SG&A	COS	R&D	SG&A

GAAP expenses	$205	$181	$334	$140	$189	$268
Adjustments
Stock-based compensation expense(2)	(4)	(14)	(36)	(4)	(15)	(30)
Amortization of acquired inventory step-up(3)	(18)	—	—	—	—	—
Acquisition and restructuring-related costs(4)	—	—	(47)	—	—	(15)
Non-GAAP expenses	$184	$167	$249	$136	$174	$223

	Nine Months Ended September 30,
	2026			2025
	COS	R&D	SG&A	COS	R&D	SG&A

GAAP expenses	$603	$566	$987	$442	$509	$707
Adjustments
Stock-based compensation expense(2)	(13)	(41)	(119)	(11)	(41)	(83)
Amortization of acquired inventory step-up(3)	(29)	—	—	—	—	—
Acquisition and restructuring-related costs(4)	—	—	(143)	—	—	(15)
Non-GAAP expenses	$561	$525	$724	$431	$468	$609

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	Percent of GAAP Total Revenue	2025	Percent of GAAP Total Revenue	2026	Percent of GAAP Total Revenue	2025	Percent of GAAP Total Revenue

GAAP Income (Loss) from Operations	$(82)	(8.0)%	$(47)	(6.0)%	$158	5.7%	$454	19.4%
Adjustments
Stock-based compensation expense(2)	54	5.3	49	6.3	173	6.2	135	5.8
Amortization of intangible assets	99	9.7	5	0.6	177	6.4	15	0.6
Amortization of acquired inventory step-up(3)	18	1.8	—	—	29	1.0	—	—
Acquisition and restructuring-related costs(4)	48	4.7	15	1.9	143	5.1	15	0.6
Non-GAAP Income from Operations	$137	13.4%	$22	2.8%	$683	24.6%	$618	26.3%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

GAAP Diluted EPS	$(0.63)	$(0.16)	$0.14	$2.04
Adjustments
Stock-based compensation expense(2)	$0.28	$0.25	0.87	0.69
Amortization of intangible assets	$0.51	$0.03	0.89	0.08
Amortization of acquired inventory step-up(3)	$0.09	$—	0.15	—
Acquisition and restructuring-related costs(4)	$0.24	$0.08	0.72	0.08
Loss on investments (5)	$—	$—	—	0.02
Income tax effect of adjustments	$(0.26)	$(0.08)	(0.60)	(0.19)
Non-GAAP Diluted EPS	$0.23	$0.12	$2.18	$2.69

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

GAAP Weighted-Average Diluted Shares Outstanding	193.6	192.0	195.2	196.9
Adjustments(6)
Common stock issuable under the company's equity plans	2.5	0.8	—	—
Common stock issuable under the company’s convertible debt	—	—	4.4	—
Non-GAAP Weighted-Average Diluted Shares Outstanding	196.0	192.8	199.6	196.9

(1)    Certain amounts may not sum or recalculate due to rounding.
(2)     Stock-based compensation expense recorded in SG&A for the nine months ended September 30, 2026, includes approximately $13 million related to the post-combination service period for unvested Amicus stock options.
(3)    Represents amortization of the inventory step-up for the inventory acquired in the Amicus transaction.
(4)    The 2026 amounts represent severance, transaction and integration costs resulting from the Amicus acquisition, as well as restructuring costs incurred in connection with corporate initiatives. The 2025 amounts represent severance costs incurred in connection with the acquisition of Inozyme Pharma, Inc.
(5)    Represents impairment loss on non-marketable equity securities recorded in Other income, net, in the first quarter of 2025.
(6)    Common stock issuable under the company’s equity plans and convertible debt were excluded from the computation of GAAP and Non-GAAP Weighted-Average Diluted Shares Outstanding in the periods they were anti-dilutive.